Exhibit 10.1

Execution Version

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

SPONSOR Support AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”), dated as of July 6, 2021, is entered into by and among Athena Technology Sponsor LLC, a Delaware limited liability company (the “Sponsor”), Athena Technology Acquisition Corp., a Delaware corporation (“Athena”), Heliogen, Inc., a Delaware corporation (f/k/a Edisun Heliostats, Inc.) (collectively with any predecessor entities, the “Company”), and each of the undersigned individuals, each of whom is a member of the board of directors of Athena (each a “Director”, collectively, the “Directors”).

RECITALS

WHEREAS, concurrently herewith, the Company, HelioMax Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Athena are entering into a Business Combination Agreement (as amended, supplemented, restated or otherwise modified from time to time, the “BCA”), pursuant to which (and subject to the terms and conditions set forth therein) Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Athena;

WHEREAS, capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the BCA; and

WHEREAS, as a condition and inducement to the willingness of Athena and the Company to enter into the BCA and to consummate the Transactions, Athena, the Company and the Sponsor are entering into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Sponsor, the Directors, Athena and the Company hereby agree as follows:

ARTICLE I

VOTING AND SUPPORT AGREEMENT; Waiver of anti-dilution rights; COVENANTS

1.       Binding Effect of Merger Agreement. The Sponsor and each Director hereby acknowledges that it has read the BCA and this Agreement and has had the opportunity to consult with its tax and legal advisors.

2.       Voting Agreement. The Sponsor and each Director hereby, unconditionally and irrevocably, agrees that, at the Athena Stockholders’ Meeting, at any other meeting of the stockholders of Athena (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any written consent of the stockholders of Athena, the Sponsor and each Director shall:

a.       when such meeting is held, appear at such meeting or otherwise cause all shares of Athena Common Stock which it or she holds as of the date hereof and as set forth on Schedule I, whether as shares or as a constituent part of a unit of securities (the “Sponsor Shares”), to be counted as present thereat for the purpose of establishing a quorum;

b.       vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Sponsor Shares in favor of (i) the approval and adoption of the BCA and approval of the Merger and all other transactions contemplated by the BCA and (ii) against any action, agreement or transaction or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Athena under the BCA or that would reasonably be expected to result in the failure of the Merger from being consummated and (iii) each of the proposals and any other matters necessary or reasonably requested by Athena for consummation of the Merger and the other transactions contemplated by the BCA;

c.       vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Sponsor Shares against (i) any Athena Acquisition Proposal other than with the Company and (ii) any other action that would reasonably be expected to (x) materially impede, interfere with, delay, postpone or adversely affect the Merger or any of the other transactions contemplated by the BCA, or (y) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor or any Director contained in this Agreement;

d.       in favor of the proposals set forth in the Proxy Statement/Registration Statement; and

e.       except as set forth in the Proxy Statement/Registration Statement, against the following actions or proposals: (i) any proposal in opposition to approval of the BCA or in competition with or materially inconsistent with the BCA; and (ii) (x) any amendment of the certificate of incorporation or bylaws of Athena; (y) any change in Athena’s corporate structure or business; or (z) any other action or proposal involving Athena or any of its subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the Transactions in any material respect or would reasonably be expected to result in any of Athena’s closing conditions or obligations under the BCA not being satisfied.

Sponsor and each Director hereby agrees not to, directly or indirectly, enter into any agreement, commitment or arrangement with any person, the effect of which would be inconsistent with or violative of the provisions and agreements contained in this Section 1.2.

3.       Waiver of Anti-Dilution Protection. Subject to, and conditioned upon, the occurrence of the Closing, each of the holders of Athena Class B Common Stock (each a “Class B Holder” and collectively, the “Class B Holders”), by this Agreement, hereby irrevocably waives (for such Class B Holder and for such Class B Holder’s successors, heirs and assigns), to the fullest extent of the law and the Amended and Restated Certificate of Incorporation of Athena, dated March 16, 2021, and agrees not to assert or perfect, any rights to adjustment or other anti-dilution protections with respect to the rate at which the shares of Athena Class B Common Stock held by such Class B Holder as of the date hereof or as of immediately prior to the consummation of the Business Combination Agreement convert into shares of Athena Class A Common Stock in connection with the transactions contemplated by the Business Combination Agreement.  In consideration for the foregoing waiver of Sponsor’s anti-dilution rights under Athena’s organization documents, at Closing, Athena shall issue Sponsor an additional 510,000 shares of Athena Class A Common Stock.

4.       Transfer of Shares. During the period commencing on the date hereof and ending on the Termination Date (as defined below), except as otherwise contemplated by the BCA or this Agreement, the Sponsor and each Director agrees that it or she shall not, directly or indirectly, (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase, assign, transfer (including by operation of law), create any lien or pledge, dispose of, directly or indirectly or otherwise encumber any of the Sponsor Shares or otherwise agree to do any of the foregoing, (b) deposit any Sponsor Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, or (c) enter into any contract, option or other arrangement or undertaking requiring the direct acquisition or sale, assignment, transfer or other disposition of any Sponsor Shares.

5.       Redemption of Sponsor Shares. Sponsor and each Director hereby agrees not to redeem any Sponsor Shares owned by such Sponsor or Director in connection with the transactions contemplated by the BCA.

6.       New Shares. In the event that (a) any Sponsor Shares or other equity securities of Athena are issued to Sponsor after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Sponsor Shares of, on or affecting Sponsor Shares or otherwise, (b) Sponsor purchases or otherwise acquires beneficial ownership of any shares of Athena or other equity securities of Athena after the date of this Agreement, or (c) a Director acquires the right to vote or share in the direction of voting of any shares of Athena or other equity securities of Athena after the date of this Agreement (such shares, collectively the “New Securities”), then such New Securities acquired or purchased by Sponsor or a Director shall be subject to the terms of this Agreement to the same extent as if they constituted the Sponsor Shares as of the date hereof.

7.       No Solicitation of Transactions. During the period commencing on the date hereof and ending on the Termination Date, the Sponsor and each Director, severally and not jointly, agrees not to, directly or indirectly (through any officer, director, representative, agent or otherwise, (a) solicit, initiate or knowingly encourage (including by furnishing information) the submission of, or participate in any discussions or negotiations regarding, any transaction in violation of the BCA or (b) participate in any discussions or negotiations regarding, or furnish to any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, any information with the intent to, or otherwise cooperate in any way with respect to, or assist, participate in, facilitate or encourage, any unsolicited proposal that constitutes, or may reasonably be expected to lead to, an Athena Acquisition Proposal or other transaction in violation of the BCA. Sponsor and each Director shall, and shall cause its or her affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person (other than with the Company, its stockholders and its affiliates and Representatives) conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Athena Acquisition Proposal. If the Sponsor or any Director receives any inquiry or proposal with respect to an Athena Acquisition Proposal, then Sponsor or such Director shall promptly (and in no event later than twenty-four (24) hours after the Sponsor or such Director becomes aware of such inquiry or proposal) (i) notify such person in writing that Athena is subject to an exclusivity agreement with respect to the Merger that prohibits Sponsor or such Director from considering such inquiry or proposal and (ii) advise Athena of such inquiry or proposal.

8.       Closing Date Deliverables. Sponsor shall deliver, substantially simultaneously with the Effective Time, a duly executed copy of the A&R Sponsor Letter Agreement substantially in the form attached as Exhibit F to the BCA.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

1.       Representations and Warranties of the Sponsor and the Directors. The Sponsor and each Director hereby represents and warrants as of the date hereof to Athena and the Company as follows:

a.       The Sponsor and each Director is the only holder of record and a “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of, and has good, valid and marketable title to, the Sponsor Shares held by Sponsor or such Director, free and clear of Liens other than as created by this Agreement or Sponsor’s organizational documents or the organizational documents of Athena (including, without limitation, for the purposes hereof, any agreement between or among stockholders of Athena).

b.       The Sponsor and each Director (i) has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, in each case, with respect to the Sponsor Shares, (ii) has not entered into any voting agreement or voting trust with respect to any of the Sponsor Shares that is inconsistent with the Sponsor’s or such Director’s obligations pursuant to this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of the Sponsor Shares that is inconsistent with the Sponsor’s or such Director’s obligations pursuant to this Agreement and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

c.       The Sponsor (i) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization and (ii) has all requisite limited liability company or other power and authority and has taken all limited liability company or other action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Sponsor and constitutes a valid and binding agreement of the Sponsor enforceable against the Sponsor in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

d.       Each Director has the power, authority and capacity to execute, deliver and perform this Agreement and that this Agreement has been duly authorized, executed and delivered by such Director.

e.       Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by the Sponsor or any Director from, or to be given by the Sponsor or any Director to, or be made by the Sponsor or any Director with, any Governmental Authority in connection with the execution, delivery and performance by the Sponsor or any Director of this Agreement, the consummation of the transactions contemplated hereby or the Merger and the other transactions contemplated by the BCA.

f.       The execution, delivery and performance of this Agreement by the Sponsor and each Director does not, and the consummation of the transactions contemplated hereby or the Merger and the other transactions contemplated by the BCA will not, constitute or result in (i) a breach or violation of, or a default under, the limited liability company agreement or similar governing documents of the Sponsor, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of the Sponsor or any Director pursuant to any contract binding upon the Sponsor or any Director or (iii) any change in the rights or obligations of any party under any contract legally binding upon the Sponsor or any Director, except, in the case of clause (ii) or (iii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the Sponsor’s or any Director’s ability to perform its or her obligations hereunder or to consummate the transactions contemplated hereby, the consummation of the Merger or the other transactions contemplated by the BCA.

g.       As of the date of this Agreement, there is no Action pending against the Sponsor or any Director or, to the knowledge of the Sponsor or any Director, respectively, threatened against the Sponsor or any Director, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner questions the beneficial or record ownership of the Sponsor Shares or challenges or seeks to prevent, enjoin or materially delay the performance by the Sponsor or any Director of its, his or her obligations under this Agreement.

h.       The Sponsor and each Director understands and acknowledges that each of Athena and the Company is entering into the BCA in reliance upon the Sponsor’s and each Director’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of the Sponsor and each Director contained herein.

ARTICLE III

MISCELLANEOUS

1.       Further Assurances. From time to time, at either Athena’s or the Company’s request and without further consideration, the Sponsor and each Director shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement.

2.       Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by the Sponsor, Athena, each of the Directors, and the Company.

3.       Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 3.3.

4.       Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service to the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice made pursuant to this Section 3.4):

If to Athena, to it at:

Athena Technology Acquisition Corp.

125 Townpark Drive, Suite 300

Kennesaw, GA 30144

Attention: Phyllis Newhouse, Chief Executive Officer

Isabelle Freidheim, Chairman of the Board

Email: phyllisnewhouse@athena1.com; isabelle@athena1.com

with a copy to:

DLA Piper LLP (US)

1201 W Peachtree St NE #2800

Atlanta, GA 30309

Attention: Gerry Williams

Email: gerry.williams@dlapiper.com

If to the Sponsor:

Athena Technology Sponsor LLC

125 Townpark Drive, Suite 300

Kennesaw, GA 30144

Attention: Phyllis Newhouse, Chief Executive Officer

Isabelle Freidheim, Chairman of the Board

Email: phyllisnewhouse@athena1.com; isabelle@athena1.com

If to a Director, to the address or email address set forth for such Director on the signature page hereof.

If to the Company:

Heliogen, Inc.

130 West Union Street

Pasadena, California

Attention: Debbie Chen, General Counsel

Email: debbie@heliogen.com

with a copy to:

Cooley LLP

1333 2nd Street, Suite 400

Santa Monica, CA 90401-4100

Attention: Dave Young

Email: dyoung@cooley.com

Cooley LLP

101 California St, 5th Floor

San Francisco, CA 94111-5800

Attention: Garth Osterman

               David Peinsipp

Email: gosterman@cooley.com; dpeinsipp@cooley.com

5.       Entire Agreement. This Agreement and the BCA constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof and thereof.

6.       No Third-Party Beneficiaries. The Sponsor and each Director hereby agrees that its or her, as applicable, representations, warranties and covenants set forth herein are solely for the benefit of Athena and the Company in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein, and the parties hereto hereby further agree that this Agreement may only be enforced against, and any action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the persons expressly named as parties hereto.

7.       Governing Law. This Agreement shall be governed by, interpreted under, and construed in accordance with, the laws of the State of Delaware applicable to Contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

8.       Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other party, and any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

9.       Specific Performance. Each party acknowledges and agrees that the other parties hereto would be irreparably harmed and would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each party agrees that the other parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the chancery court or any other state or federal court within the State of Delaware, this being in addition to any other remedy to which such parties are entitled at law or in equity.

10.       Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.

11.       Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, it being understood that each party need not sign the same counterpart. This Agreement shall become effective when each party shall have received a counterpart hereof signed by all of the other parties. Signatures delivered electronically or by facsimile shall be deemed to be original signatures.

12.       Termination. This Agreement shall terminate upon the earliest of (i) the termination of the BCA in accordance with its terms, and (ii) the time this Agreement is terminated upon the mutual written agreement of Athena, the Company and the Sponsor (the earliest such date under clause (i) and (ii)  being referred to herein as the “Termination Date”); provided, that the provisions set forth in Sections 1.1 through 1.8 shall no longer be effective from and after the Closing of the Merger; provided further, that the provisions set forth in Sections 3.3 through 3.12 shall survive the Termination Date.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized persons thereunto duly authorized) as of the date first written above.

Athena Technology Acquisition Corp.

By:	/s/ Phyllis W. Newhouse
Name:	Phyllis W. Newhouse
Title:	Chief Executive Officer

Athena Technology Sponsor LLC

By:	/s/ Phyllis W. Newhouse
Name:	Phyllis W. Newhouse
Title:	Managing Member

Heliogen, Inc.

By:	/s/ Bill Gross
Name:	Bill Gross
Title:	Chief Executive Officer and Founder

DIRECTORS

By:	/s/ Isabelle D. Freidheim
Name:	Isabelle D. Freidheim

Address:
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By:	/s/ Phyllis W. Newhouse
Name: Phyllis W. Newhouse

Address:
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By:	/s/ Kay Koplovitz
Name: Kay Koplovitz

Address:
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By:	/s/ Annette Nazareth
Name: Annette Nazareth

Address:
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By:	/s/ Judith Rodin
Name: Judith Rodin

Address:
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By:	/s/ Janice Bryant Howroyd
Name: Janice Bryant Howroyd

Address:
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